EXHIBIT 5.1

Perkins Coie LLP
500 N. Akard Street, Suite 3300
Dallas, TX  75201
PHONE:  214-965-7700
FAX:  214-965-7799
www.perkinscoie.com

October 10, 2017

Fuse Medical, Inc.

1565 N. Central Expressway, Suite 220

Richardson, Texas, 75080

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.01 par value, of Fuse Medical, Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 4,500,000 shares of common stock, $0.01 par value, of the Company (the “Incentive Shares”), which may be issued pursuant to the Fuse Medical, Inc. 2017 Incentive Plan (the “Incentive Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Incentive Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Incentive Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Incentive Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP